Exhibit 99.1

Contact:	Monica Martines	(216) 441-7346 / cell (216) 533-3751
	Jennifer Rosa	(216) 429-5037

For release Monday, January 26, 2009

TFS Financial Corporation Raises Dividend

TFS Financial Corporation (Nasdaq: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, announced that on January 22, 2009 the Board of Directors declared the Company’s fifth quarterly cash dividend of $0.07 per share, payable on February 27, 2009 to stockholders of record on February 13, 2009. The dividend represents an increase of $0.02 per share over the previous quarterly dividend. Third Federal Savings and Loan Association of Cleveland, MHC, has waived its right to receive the dividend on the 227,119,132 shares of common stock it owns.